UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
VITRIA TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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The following press release was issued by Vitria Technology, Inc. on February 15, 2007 after the close of the markets.
FOR IMMEDIATE RELEASE
Contact:
Michael D. Perry
Sr. VP and CFO
+1-408-212-2260
mperry@vitria.com
VITRIA ANNOUNCES THAT DEFINITIVE PROXY HAS BEEN FILED AND MAILED
SHAREHOLDER MEETING TO BE HELD ON MONDAY, MARCH 5, 2007
SUNNYVALE, Calif., February 15, 2007 Vitria (Nasdaq: VITR), an award-winning provider of business process integration solutions, announced that a special meeting of shareholders has been called for Monday, March 5, 2007 to consider a shareholder vote on the merger transaction that was announced on September 21, 2006.
The proxy statement is dated February 8, 2007, and was first mailed to shareholders on or about February 12, 2007 to shareholders of record as of the close of business on January 5, 2007. The proxy statement is also available at www.sec.gov.
A strategic committee of Vitria’s board of directors composed entirely of independent directors reviewed and considered the terms and conditions of the proposed merger. Based on the recommendation of the Strategic Committee and on its own review, Vitria’s board of directors has determined that the merger and the merger agreement are procedurally and substantively fair to, and in the best interests of, Vitria and its unaffiliated stockholders, declared the merger agreement and the merger to be advisable and recommended that Vitria’s stockholders vote to adopt the merger agreement.
About Vitria
Vitria Technology, Inc., an award-winning provider of award-winning business process integration products and solutions, combines technology leadership with industry expertise in healthcare and insurance, financial services, telecommunications and manufacturing to dramatically improve strategic business processes across systems, people and trading partners. With 11 offices around the world, Vitria’s customer base includes blue chip companies such as AT&T, Bell Canada, BellSouth, The Blue Cross Blue Shield Association, British Petroleum, British Telecom, DaimlerChrysler Bank, Generali, Nissan, The Goodyear Tire & Rubber Company, PacifiCare Health Systems, Reynolds & Reynolds, Royal Bank of Canada, Sprint, Trane and the U.S. Departments of Defense and Veterans Affairs. For more information, call +1-408-212-2700, email info@vitria.com or visit www.vitria.com.
NOTE: Vitria and BusinessWare are trademarks or registered trademarks of Vitria Technology, Inc. All other products and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.
Additional Information about the Proposed Transaction and Where You Can Find It
In connection with the proposed transaction, Vitria Technology has filed a definitive proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF VITRIA TECHNOLOGY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Vitria Technology with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Vitria Technology, Inc. may obtain free copies of the documents filed with the SEC by contacting Vitria Technology at (408) 212-2700 or by writing Vitria Technology at 945 Stewart Drive, Sunnyvale, CA 94085. You may also read and copy any reports, statements and other information filed by Vitria Technology with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Vitria Technology and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Vitria Technology stockholders in favor of the proposed transaction. Certain executive officers and directors of Vitria Technology, including Dr. Chang and Dr. Skeen, have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. A more complete description of these interests is contained in the definitive proxy statement.